Exhibit 99.1

JetPay® Corporation Satisfies Arbitration Award Obligation

Berwyn, PA – April 17, 2014 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) reports that as of April 15, 2014 it has fully satisfied the arbitration award granted to EarlyBirdCapital Inc. (“EBC”). As previously disclosed, the International Centre for Dispute Resolution (the “ICDR”), pursuant to an arbitration claim filed against the Company by EBC, rendered its decision on March 3, 2014 and ordered the Company to pay damages of $2,070,000 plus interest, attorney’s fees and expenses of approximately $740,000 within 30 days of the decision.

In order to satisfy a portion of the award, on March 28, 2014, the Company entered into a Securities Purchase Agreement (the “Common Stock SPA”) with Bipin C. Shah, its Chairman and Chief Executive Officer, and C. Nicholas Antich, the President of JetPay Payroll Services (aka AD Computer Corporation), a wholly owned subsidiary of the Company. Mr. Shah and Mr. Antich agreed to purchase an aggregate of 333,333 shares of the Company’s common stock at a purchase price of $3.00 per share, for an aggregate of $1.0 million. Additionally, on April 14, 2014, the Company issued 4,667 shares of Series A Convertible Preferred Stock to Flexpoint for an aggregate of $1.4 million. As previously disclosed, on August 22, 2013, JetPay entered into a Securities Purchase Agreement with Flexpoint pursuant to which the Company agreed to sell to Flexpoint, and Flexpoint agreed to purchase, upon the satisfaction of certain conditions, up to 133,333 shares of Series A Convertible Preferred Stock, par value $0.001 for an aggregate purchase price of up to $40 million.

The Company used the $1.0 million proceeds from the sale of Common Stock to Messrs. Shah and Antich, the $1.4 million proceeds from the closing of the Series A Convertible Preferred Stock sale to Flexpoint and existing cash to fully satisfy its obligations to EBC.

Bipin C. Shah, Chairman and CEO of JetPay Corporation, stated: “We are pleased that we have put this matter behind us with the payment of the arbitration award obligation.” Mr. Shah further commented, “I am also grateful to Mr. Antich and to our private equity partners from Flexpoint, who both demonstrated their continued belief in our Company’s business plan and future by joining me in further investing in our Company. We firmly believe that the settlement of this matter will allow management to focus on our mission of bringing new payment products to the marketplace and growing our revenue base.”

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing and other financial transactions. JetPay provides a one vendor solution for payment services, debit and credit card processing, ACH services, and payroll and tax processing needs of businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com, www.jetpaycorporation.com, and www.jetpaypayroll.com, for more information on what JetPay has to offer or call 866-4JetPay (453-7729).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2013, and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward- looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

JetPay Corporation	-or-	JetPay Corporation
Peter Davidson, Vice Chairman		Joan Wurzel, Senior Vice President
Chief Marketing Officer		Director of Corporate Communications
(484) 324-7980		610-747-0256
Peter.davidson@jetpaycorp.com		joan.wurzel@jetpaycorp.com

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